RCI Reports 4Q26 & FY26 Club & Sports Bar Sales
HOUSTON—October 8, 2026—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) reported club and sports bar sales for the fiscal 2026 fourth quarter and year ended September 30, 2026. Sales do not include non-core operations and are subject to final closing. All comparisons are year over year except where noted.
Travis Reese, Interim President and CEO of RCI, said: “Fourth quarter total club and sports bar sales increased 0.8%, with Bombshells up 18.3% and Nightclubs down 1.9%. Despite challenging macroeconomic conditions, same-store sales increased 12.1% at Bombshells and declined just 2.7% at Nightclubs. Bombshells reflected new strategies and leadership implemented mid-FY26, while Nightclubs operational adjustments made quickly mid-quarter helped improve sales sequentially in September.”
“For the year, total club and sports bar sales increased 2.0%, with increases of 1.1% for Nightclubs and 8.0% for Bombshells, as new locations contributed to growth in both segments. This marks the first time RCI has generated annual sales growth in both clubs and sports bars since FY22, when the Company benefited from the post-COVID recovery and a major multi-club acquisition.”
“While Bombshells same-store sales declined 4.8% in FY26, the mid-year turnaround program produced 8.2% same-store growth in the second half compared to a decline of 16.7% in the first half. Excluding the three most recently opened units, the full year total sales increase was 5.9%.”

4Q26 ($ in Millions)	Total Sales	Total Sales vs. 4Q25	Same-Store Sales vs. 4Q25
Nightclubs	$59.3	-1.9%	-2.7%
Bombshells	$11.1	+18.3%	+12.1%
Combined	$70.4	+0.8%	-1.1%
Nightclubs (56 locations contributing to sales vs. 60): $57.6 million from 55 clubs in same-store sales, $1.8 million from a newly reformatted club not included in same-store sales, and the absence of $1.0 million in sales from four clubs closed subsequent to the year-ago quarter.
Bombshells (12 locations contributing to sales vs. 11): $7.7 million from nine locations in same-store sales and $3.4 million from three new locations not in same-store sales -- Denver, CO (opened January 2025), Lubbock, TX (July 2025), and Rowlett, TX (June 2026).

FY26 ($ in Millions)	Total Sales	Total Sales vs. FY25	Same-Store Sales vs. FY25
Nightclubs	$243.6	+1.1%	-2.5%
Bombshells	$38.6	+8.0%	-4.8%
Combined	$282.2	+2.0%	-2.8%
Notes: Revenues from non-core operations, such as third-party rents and revenues from RCI’s Other segment, are not included in the sales above.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) (X: @RCIHHinc)
With more than 60 locations, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult nightclubs and sports bars. See all of our brands at www.rcihospitality.com.
Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the Company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult entertainment, sports bar or restaurant business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the Company's businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) our ability to maintain compliance with the filing requirements of the U.S. Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market, and (vii) numerous other factors such as laws governing the operation of adult entertainment, sports bar or restaurant businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2025, as well as its other filings with the SEC. The Company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Michael Wichman at 212-883-0655 or gfishman@pondel.com and mwichman@pondel.com.
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